UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2023

The Beauty Health Company
(Exact name of registrant as specified in its charter)

Delaware	001-39565	85-1908962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2165 Spring Street
Long Beach, CA
(Address of principal executive offices)

90806
(Zip Code)
(800) 603-4996
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	SKIN	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

On November 13, 2023, The Beauty Health Company (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report the replacement of Andrew Stanleick from his role as chief executive officer (the “Chief Executive Officer”) of the Company, effective November 19, 2023 (the “Separation Date”). This Amendment No. 1 on Form 8-K/A is being filed to supplement the disclosure contained in Item 5.02 of the Original Form 8-K, including the provision of the executed separation letter entered into by and between the Company and Mr. Stanleick (the “Separation Letter”). The Original Form 8-K otherwise remains unchanged.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stanleick Severance and Separation Agreement

On December 8, 2023, the Company and Mr. Stanleick entered into the Separation Letter and General Release of all Claims, which is attached as Exhibit C to the Separation Letter (the “Release”), in connection with Mr. Stanleick’s termination from his position as Chief Executive Officer of the Company without cause, and any other position held as an officer, director, or committee member of the Company and any of its subsidiaries as of the Separation Date. Pursuant to the Separation Letter, Mr. Stanleick has agreed to remain available to assist the Company as an advisor through December 31, 2023, and will receive his current level of compensation and benefits during that period.

Within 30 days of his acknowledgement of the Separation Letter and execution of the Release, the Company will pay or provide to Mr. Stanleick the following benefits: (i) his earned but unpaid Base Salary (as defined in Mr. Stanleick’s employment agreement with the Company, dated January 20, 2022, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 20, 2022 (the “Employment Agreement”)) through the Separation Date, and (ii) any vested amounts due to him under any plan, program or policy of the Company in which he participated (excluding any severance, bonus or incentive plan or arrangement).

Additionally, pursuant to Section IV.D.2 of the Employment Agreement and the Release, Mr. Stanleick will receive: (i) any earned, but unpaid annual bonus for the year prior to the year of termination, (ii) continued payment of his Base Salary for 18 months following termination, (iii) a prorated target annual bonus for the year of termination, and (iv) reimbursement of the employer portion of COBRA premium payments for up to 18 months following termination (collectively, the “Severance Benefits”).

Furthermore, within 15 days of his acknowledgement of the Separation Letter and execution of the Release, Mr. Stanleick will receive full vesting of 58,536 shares of the Company’s Class A Common Stock, par value $0.0001 (“Common Stock”), that were granted to him as a retention award on March 1, 2023 (the “Retention Award Acceleration”). The Company will also provide Mr. Stanleick with outplacement services up to a maximum of $15,000 (the “Outplacement Services”). As consideration for the Retention Award Acceleration and the Outplacement Services, Mr. Stanleick has agreed to a non-competition covenant for a period of 18 months from the Separation Date, which prohibits him from being employed by, consulting for, provide services for or otherwise being affiliated with any entities that manufacture, sell or distribute microdermabrasion and/or hydrodermabrasion / hydradermabrasion machines. Mr. Stanleick is also subject to ongoing covenants relating to mutual non-disparagement, and remains bound by certain contractual obligations he has under his confidentiality agreement with the Company, dated on or around January 20, 2022, except as modified in the Separation Letter.

In addition, on several occasions, Mr. Stanleick was granted performance-based restricted stock unit awards (the “PSU Award”) and restricted stock unit awards covering the Company’s Common Stock (the “RSU Award,” and, together with the PSU Award, the “Equity Awards”) under the Company’s 2021 Incentive Award Plan (the “Plan”). On the Separation Date, the Equity Awards were treated as set forth in the Plan and the applicable award agreements between Mr. Stanleick and the Company governing the Equity Awards.

The Severance Benefits and the other benefits described in the Separation Letter are subject to the terms and conditions described in the Employment Agreement.

The foregoing description of the Separation Letter is not complete and is subject to and qualified in its entirety by reference to the Separation Letter, a copy of which is filed with this Current Report on Form 8-K/A as Exhibit 10.1, and the terms of which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1 †	Separation Letter with Andrew Stanleick, dated December 8, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Confidential portions of this exhibit were redacted pursuant to Item 601(b)(10) of Regulation S-K, and the Company agrees to furnish to the SEC a copy of any omitted schedule and/or exhibit upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2023	The Beauty Health Company

	By:	/s/ Michael Monahan
	Name:	Michael Monahan
	Title:	Chief Financial Officer